UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP

FOCUSED COMPOUNDING CAPITAL MANAGEMENT, LLC

ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 23, 2024, Focused Compounding Fund, LP (“Focused Compounding”) mailed a letter to the shareholders of Parks! America, Inc. (the “Company”) pertaining to the upcoming annual meeting of the Company, currently scheduled for June 6, 2024 at 10:00 a.m. Eastern Time. Focused Compounding has nominated four (4) director-nominees for election at such meeting to the Company’s board of directors. The letter is reproduced below:

What You Won in February, and What You’ll Win in June as

Shareholders of Parks! America, Inc.

To the Parks! America Shareholders Suffering From 14 Years of Neglect:

Focused Compounding is a private investment fund and the largest shareholder of Parks! America, Inc. (“Parks! America” or the “Company”), owning approximately 38.44% of the issued and outstanding shares. We have been a significant shareholder of Parks! America for over four years, and like you have been frustrated by the Company’s continued poor performance. As you probably know, we have become increasingly disappointed with the incumbent Board’s and management’s oversight and operation of Parks! America, and we believe the February Special Meeting of Shareholders gave the Company’s shareholders a long-overdue opportunity to make their wishes known.

By exercising your right to vote at the February special meeting (where Focused Compounding’s proposals received 57% of votes cast vs. 43% for the incumbent board) you won: a “significant breakthrough for registered shareholders,” quarterly earnings calls, an annual meeting, and an investor day. We believe this simple act of voting your shares caused the Company to do more for you in 14 weeks than it had in 14 years.

That’s the power of shareholder democracy.

It’s a power whose future may be uncertain if the incumbent board ekes out a victory on June 6th at the Company’s Annual Meeting, given the Company’s history of not holding shareholder meetings for the previous 14 years, among other things.

What makes a stock a stock?

Owning a common stock entitles you to two things:

1) An economic interest in the corporation

2) A voting interest in the corporation

Without #2, you have no way to protect #1.

The future is uncertain. No board or management team can promise you results. But every board and every management team comes with a built in orientation – a sense of right and wrong – that determines what’s true north on the corporate compass.

All of Focused Compounding’s efforts are oriented in two – and only two – perfectly complementary directions:

A) Returns to shareholders: dividends, buybacks, and financial results

B) Responsiveness to shareholders

Parks! America is a public company. As I write this, approximately $10 million of market value belongs neither to Chuck Kohnen nor to Focused Compounding. It belongs to other shareholders like you.

Insiders can take care of themselves. A public company should be run for the folks who aren’t in the boardroom. But – as you’ve seen since February – the folks in the boardroom sometimes don’t respond until they’ve developed a healthy fear of the ballot box. Outside the campaign season, they can forget you exist.

If Focused Compounding wins on June 6th, there will be immediate reforms in two areas:

i) Capital Allocation

ii) Investor Relations

You can learn about Focused Compounding’s detailed plan for Parks! America at www.prkaproxyfight.com. The opposing slate has no such plan or presentation for you to watch.

I know all this constant communication from the two sides is exhausting and confusing. But your Company may backslide on its transition to shareholder democracy if you don’t turn out on June 6th and send the same message you did in February.

We had hoped the February special meeting results would be enough to show the Parks! incumbent board the writing on the wall. But they seem dead set on receiving your message again.

Grant them their wish on June 6th. Vote the blue proxy card in favor of our four (4) nominees.

Sincerely,

Focused Compounding

Contact:

Andrew Kuhn (469) 207-5844
andrew@focusedcompounding.com

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of the Focused Compounding Group’s proxy materials, please contact InvestorCom at the address, phone numbers, or e-mail address listed below.

InvestorCom

19 Old Kings Highway S.
Suite 130

Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call: (203) 972-9300

E-mail: Proxy@investor-com.com

Additional Information and Certain Information Regarding the Participants

On May 7, 2024, Focused Compounding Fund, LP (“Focused Compounding”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc. (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time.

FOCUSED COMPOUNDING STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FOCUSED COMPOUNDING WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO FOCUSED COMPOUNDING’S PROXY SOLICITOR, INVESTORCOM, AT 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.